CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 24, 2005, relating to the financial statements and financial highlights which appears in the April 30, 2005 Annual Report to Shareholders of the Cambiar Opportunity Fund, Cambiar International Equity Fund and Cambiar Conquistador Fund and the Chicago Asset Management Value Portfolio (three of the funds and one of the portfolios constituting The Advisors' Inner Circle Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 29, 2005